Exhibit (a)(1)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER
TO EXERCISE ON ENHANCED TERMS THE OUTSTANDING PUBLIC WARRANTS
TO PURCHASE COMMON STOCK OF

NAVIOS MARITIME ACQUISITION CORPORATION

JULY 27, 2010

THE PERIOD FOR THE EXERCISE OF PUBLIC WARRANTS ON ENHANCED TERMS, AND YOUR RIGHT TO RESCIND PUBLIC WARRANT EXERCISES MADE ON THE ENHANCED TERMS, WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 23, 2010, UNLESS THIS EXERCISE PERIOD IS EXTENDED.

Navios Maritime Acquisition Corporation (the “Company”) is making an offer, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the “Offer”) to the holders of the Company’s 25,300,000 publicly traded warrants (issued in the Company’s initial public offering) (the “Public Warrants”) for shares of common stock, par value $.0001 per share (the “Common Stock”), pursuant to which such holders will have the opportunity to exercise the Public Warrants as follows:

•	at a reduced exercise price of $5.65 rather than $7.00, per share (Option 1); and/or

•	on a cashless basis, at a rate of 4.25 Public Warrants for one share of Common Stock (Option 2).

All Public Warrant exercises pursuant to the enhanced terms described above will be subject to the satisfaction of certain conditions more fully described below, including the conditions that at least 75% of the outstanding Public Warrants (18,975,000 Public Warrants) are exercised pursuant to the Offer, and that at least 15% of the outstanding Public Warrants (3,795,000 Public Warrants) are exercised for cash pursuant to Option 1.

As part of this Offer, we are also soliciting from the holders of the Public Warrants their consent to amend the terms of the 13,925,000 outstanding warrants issued prior to the Company’s initial public offering (the “Private Warrants”, and, collectively with the Public Warrants, the “Warrants”), including an amendment to allow 6,325,000 of such Private Warrants to be immediately exercisable. By exercising Public Warrants on the enhanced terms pursuant to the Offer, the holders of such Public Warrants will be deemed to have given consent to these amendments.

Navios Maritime Holdings Inc. (“Navios Holdings”), an affiliate of the Company, and Angeliki Frangou, the Company’s Chairman and Chief Executive Officer, who hold together (i) an aggregate of 6,235,000 Private Warrants that would become exercisable as a result of such amendments, and (ii) 7,600,000 currently exercisable Private Warrants, have agreed that, if the amendments are adopted, they will exercise all 13,835,000 of such Private Warrants for $5.65 in cash, resulting in gross proceeds to the Company of $78,167,750 within 10 days of the final expiration of the Offer.

You may exercise some or all of your Public Warrants, and you may exercise your Public Warrants pursuant to either option identified above or through a combination of both options. If you want to exercise your Public Warrants on the enhanced terms in this Offer, please specify which option of exercise you are using. If you are using more than one option, please specify the number of Public Warrants exercised under each option. Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal.

The Dealer Manager for this Offer is:

S. Goldman Advisors LLC

The period during which Public Warrants may be exercised on the enhanced terms described above (the “Exercise Period”) will commence on July 27, 2010 (the date the materials relating to the Offer are first sent to the holders, referred to herein as the “Offer Date”) through August 23, 2010 at 11:59 p.m., New York City time (the “Expiration Date”), at which point the original terms of the Public Warrants, including, but not limited to, the number of shares of Common Stock (one share) into which a Public Warrant may be exercised, shall resume.

THIS OFFER IS CONDITIONED UPON:

(A) AT LEAST 75% OF THE OUTSTANDING PUBLIC WARRANTS (18,975,000 PUBLIC WARRANTS), BEING PROPERLY EXERCISED PURSUANT TO THIS OFFER;

(B) AT LEAST 15% OF THE OUTSTANDING PUBLIC WARRANTS (3,795,000 PUBLIC WARRANTS), BEING PROPERLY EXERCISED FOR CASH PURSUANT TO OPTION 1; AND

(C) THE COMPANY’S REGISTRATION STATEMENT ON FORM F-3, AS AMENDED (FILE NO. 333-151707), FOR THE ISSUANCE OF THE COMMON STOCK UPON EXERCISE OF THE PUBLIC WARRANTS BEING IN EFFECT, AND NO STOP ORDER SUSPENDING THE EFFECTIVENESS OF THE REGISTRATION STATEMENT BEING IN EFFECT AND NO PROCEEDING BY THE SECURITIES AND EXCHANGE COMMISSION SEEKING SUCH A STOP ORDER BEING PENDING;

(D) THERE HAS NOT OCCURRED ANY OF THE FOLLOWING EVENTS:

•	ANY THREATENED OR INSTITUTED OR PENDING ACTION OR PROCEEDING BY ANY GOVERNMENT OR GOVERNMENTAL, REGULATORY OR ADMINISTRATIVE AGENCY, AUTHORITY OR TRIBUNAL OR ANY OTHER PERSON, DOMESTIC OR FOREIGN, BEFORE ANY COURT, AUTHORITY, AGENCY OR TRIBUNAL THAT DIRECTLY OR INDIRECTLY CHALLENGES THE MAKING OF THE OFFER, THE EXERCISE OF THE PUBLIC WARRANTS, OR OTHERWISE RELATES IN ANY MANNER TO THE OFFER; OR THAT, IN THE COMPANY’S REASONABLE JUDGMENT, COULD MATERIALLY AFFECT ITS BUSINESS, CONDITION (FINANCIAL OR OTHER), INCOME, OPERATIONS OR PROSPECTS, OR OTHERWISE MATERIALLY IMPAIR IN ANY WAY THE CONTEMPLATED FUTURE CONDUCT OF ITS BUSINESS OR MATERIALLY IMPAIR (SUCH AS BY INCREASING THE ACCOUNTING OR OTHER COSTS OF THE OFFER TO THE COMPANY) THE CONTEMPLATED BENEFITS OF THE OFFER TO THE COMPANY;

•	ANY SIGNIFICANT CHANGE IN THE MARKET PRICE OF THE COMPANY’S SHARES OF COMMON STOCK, WARRANTS OR ANY CHANGE IN THE GENERAL POLITICAL, MARKET, ECONOMIC OR FINANCIAL CONDITIONS IN THE UNITED STATES OR ABROAD THAT COULD, IN THE COMPANY’S REASONABLE JUDGMENT, HAVE A MATERIAL EFFECT ON ITS BUSINESS, CONDITION (FINANCIAL OR OTHER), OPERATIONS OR PROSPECTS OR ON THE TRADING IN THE COMPANY’S COMMON STOCK OR WARRANTS; OR

•	ANY CHANGE OR CHANGES IN THE COMPANY’S BUSINESS, CONDITION (FINANCIAL OR OTHER), ASSETS, INCOME, OPERATIONS, PROSPECTS OR STOCK OWNERSHIP THAT, IN THE COMPANY’S REASONABLE JUDGMENT, HAS OR MAY HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY, TAKEN AS A WHOLE.

NOTWITHSTANDING THE FOREGOING, THE COMPANY MAY, IN ITS DISCRETION, WAIVE EITHER THE CONDITION THAT 75% OF THE OUTSTANDING WARRANTS PARTICIPATE IN THE OFFER OR THE CONDITION THAT 15% OF THE OUTSTANDING WARRANTS ARE EXERCISED FOR CASH.

No fractional shares will be issued.  If you elect to exercise Public Warrants and your exercise results in a fractional share of Common Stock to be issued, you will receive cash in an amount equal to the market value of such fractional share based on the closing price of the Common Stock on the day immediately preceding the Expiration Date.

UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JUNE 25, 2013, UNLESS REDEEMED EARLIER.

If the Offer is consummated, Navios Holdings can, for up to 10 days, amend the terms of the Warrants solely with the consent of the representatives of the underwriters of its initial public offering, which consent it is seeking. During the 10 days, Navios Holdings could amend the terms of the Public Warrants remaining outstanding after the final expiration of the Offer by, among other things, increasing the exercise price of the remaining Public Warrants.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE PUBLIC WARRANTS.

A detailed discussion of the Offer is contained in this Offer Letter. The Company will accept all Public Warrants validly exercised, upon the terms and subject to the conditions of the Offer and the attached Letter of Transmittal.

IMPORTANT PROCEDURES

If you want to exercise any or all of your Public Warrants, you must do one of the following before the Offer expires:

•	if your Public Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee exercise your Public Warrants for you;

•	if you hold Public Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your Public Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for this Offer; or

•	if you are an institution participating in The Depository Trust Company, which we call the “book-entry transfer facility” in this document, exercise your Public Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to exercise your Public Warrants but:

•	your certificates for the Public Warrants are not immediately available or cannot be delivered to the depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the depositary before the expiration of the Offer; then you can still exercise your Public Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO EXERCISE YOUR PUBLIC WARRANTS YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO OUR OFFER.

If you have any question or need assistance, you should contact Morrow & Co., LLC, the information agent (the “Information Agent”) for our Offer. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the information agent. Morrow & Co., LLC may be reached at:

470 West Avenue
Stamford, CT 06902
(203) 658-9400
tender.info@morrowco.com
Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders, Please Call Toll Free: (800) 662-5200

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT, NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE PUBLIC WARRANTS. EACH HOLDER OF A PUBLIC WARRANT MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE SOME OR ALL OF HIS OR HER PUBLIC WARRANTS.

Our Common Stock and Warrants are listed on the New York Stock Exchange under the symbols NNA and NNA.WS, respectively. On July 26, 2010, the last reported sale prices of such securities were $6.85 and $1.25, respectively. The Company also has a current trading market for its units. One unit consists of one share of Common Stock and one Warrant (a “Unit”). The Units also trade on the New York Stock Exchange under the symbol NNA.U and on July 26, 2010, the last reported sale price was $8.57. All of the currently outstanding Public Warrants are the subject of this Offer, including those Public Warrants that are a part of the outstanding Units. If the Public Warrants you are exercising are part of Units held by you, then you must instruct your broker to separate the Public Warrants from the Units prior to exercising your Public Warrants pursuant to the Offer (For specific instructions regarding separation of Units, please see the letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients (the “Client Letter”)).

THE DATE OF THIS OFFER IS JULY 27, 2010

SUMMARY

Company	Navios Maritime Acquisition Corporation, a Marshall Islands corporation, with principal executive offices at 85 Akti Miaouli Street, Piraeus, Greece 185 38.

Exercise Price	The Company is offering the holders of the 25,300,000 outstanding Public Warrants issued in the Company’s initial public offering the opportunity to exercise such Public Warrants (i) at a reduced warrant cash exercise price of $5.65 and receive one share of Common Stock, or (ii) by cashlessly exercising 4.25 Public Warrants for one share of Common Stock.

If Public Warrant holders choose to participate in the Offer, they may exercise any or all of such holder’s Public Warrants, either for cash or cashlessly, or a combination of both options, pursuant to the terms of the Offer; provided, however, that at least 15% of the outstanding Public Warrants (or 3,795,000 Public Warrants) are exercised for cash.

Reduced Cash Exercise Price	$5.65 to receive one share of Common Stock. If your exercise results in a fractional share of Common Stock to be issued, the value of such fractional share will be paid to you in cash based on the closing price of the Common Stock on the date immediately preceding the Expiration Date.

Exercise by Cashless Exercise	Cashlessly exercise 4.25 Warrants to receive one share of Common Stock. The value of any fractional shares resulting from any such cashless exercise will be paid in cash as described in the Offer.

Expiration Date of Offer	11:59 p.m., New York City time on the evening of Monday, August 23, 2010, unless extended by the Company.

How to Exercise Public Warrants	To exercise your Public Warrants, you must complete one of the actions described under “Important Procedures” before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Morrow and Co., LLC, 470 West Avenue, Stamford, CT 06902, tender.info@morrowco.com, stockholders, please call Toll Free: (800) 662-5200, banks and brokerage firms, please call: (203) 658-9400.

Exercise by Cash Payment	The exercise price of the Public Warrant is payable only by certified bank check or wire transfer of immediately available funds in accordance with the Company’s instructions and must accompany the Letter of Transmittal.

Exercise Cashlessly	Cashless exercise will require exercise of 4.25 Public Warrants for each share of Common Stock in accordance with the Company’s instructions.

Rescission Rights	If you exercise your Public Warrants and change your mind, you may rescind your exercise at any time until the Expiration Date of the Offer. See Section 3.

Public Warrants	As of July 26, 2010, the Company has 25,300,000 Public Warrants outstanding that were issued in the Company’s initial public offering. The Public Warrants are exercisable for an aggregate of 25,300,000 shares of Common Stock of the Company. By their terms, the Public Warrants will expire on June 25, 2013.

Private Warrants	As of July 26, 2010, the Company has 13,925,000 Private Warrants outstanding that were issued prior to the Company’s initial public offering. The Private Warrants are exercisable for an aggregate of 13,925,000 shares of Common Stock of the Company. By their terms, the Private Warrants will expire on June 25, 2013.

Purpose of the Offer	The purpose of the Offer is to fund the Company’s fleet expansion, including for use towards a portion of the purchase price for the previously announced acquisition of seven tankers for $587 million. Information concerning the contemplated acquisition, including audited financial statements, has been filed as a Report on Form 6-K and incorporated into the registration statement covering the exercise of the Public Warrants. Public Warrant holders are advised to read such Report on Form 6-K and any subsequent filings made with the Securities and Exchange Commission during the pendency of the Offer. Public Warrant holders should also note that the acquisition is not anticipated to close until after the Offer is consummated and that the acquisition is subject to numerous conditions, many of which are outside the control of the Company and the seller. Accordingly, there is no assurance that the acquisition will be consummated on the terms described in the Report on Form 6-K or at all. Navios Holdings and Angeliki Frangou, the Company’s Chairman and Chief Executive Officer, have agreed, subject to the amendments to the Private Warrants being adopted, to exercise their respective Private Warrants at $5.65 per share in cash within 10 days after the final expiration of the Offer, resulting in aggregate gross proceeds of $78,167,750 to the Company. The Offer may also, by reducing the number of Warrants outstanding, provide greater certainty to investors and potential investors regarding the number of shares of Common Stock that are, and may become, outstanding. The Board believes that the substantial number of Warrants now outstanding creates confusion in the marketplace as well as opportunities for arbitrage that adversely affect the Company’s trading price.

Conditions of the Offer	The Offer is conditioned upon:

(A) at least 75% of the outstanding Public Warrants (18,975,000 Public Warrants), being properly exercised pursuant to this Offer;

(B) at least 15% of the outstanding Public Warrants (3,795,000 Public Warrants), being properly exercised for cash pursuant to Option 1; and

(C) the Company’s registration statement on Form F-3, as amended (File No. 333-151707), for the issuance of the Common Stock upon exercise of the Public Warrants being in effect, and no stop order suspending the effectiveness of the registration statement being in effect and no proceeding by the Securities and Exchange Commission seeking such a stop order being pending;

(D) there has not occurred any of the following events:

• any threatened or instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the exercise of the Public Warrants, or otherwise relates in any manner to the Offer; or that, in the Company’s reasonable judgment, could materially affect its business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of its business or materially impair (such as by increasing the accounting or other costs of the Offer to the Company) the contemplated benefits of the Offer to the Company;

• any significant change in the market price of the Company’s shares of Common Stock, Warrants or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the Company’s reasonable judgment, have a material effect on its business, condition (financial or other), operations or prospects or on the trading in the Company’s Common Stock or Warrants; or

• any change or changes shall have occurred in the Company’s business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in the Company’s reasonable judgment, has or may have a material adverse effect on the Company, taken as a whole.

Notwithstanding the foregoing, the Company may, in its discretion, waive either the condition that 75% of the outstanding Warrants participate in the Offer or the condition that 15% of the outstanding Warrants are exercised for cash.

Consent Solicitation	In connection with the Offer, the Company is soliciting the consent of the Public Warrant holders to amend the terms of 6,325,000 Private Warrants to permit the immediate exercise of such Private Warrants on the terms of the Offer and to permit Navios Holdings and Angeliki Frangou to exercise at $5.65 per share in cash for up to 10 days after the final expiration of the Offer. The Private Warrants were issued in private placements prior to the Company’s initial public offering and are identical to the Public Warrants, except that (i) the shares of Common Stock issued upon exercise of such Private Warrants will be restricted shares of the Company’s Common Stock, and (ii) an aggregate of 6,325,000 of such Private Warrants may not be exercised until the last sale price of the Company’s Common Stock equals or exceeds $13.75 for any 20 days within any 30-trading day period beginning 90 days after the Company’s initial business combination.

Amending the Private Warrants requires the consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. (the lead underwriters of the Company’s initial public offering), which consent Navios Holdings is seeking, and a majority of 39,225,000 Warrants

(including the Public Warrants and the Private Warrants). The exercise of Public Warrants pursuant to the Offer will be deemed a consent to the amendments and, if the minimum exercise conditions to the consummation of the Offer are achieved, the amendments will become effective.

Market Price of the Warrants	The Warrants and Common Stock are listed on the New York Stock Exchange under the symbols NNA.WS and NNA, respectively. On July 26, 2010, the last reported sale prices of the Warrants and Common Stock were $1.25 and $6.85, respectively. The Units also trade on the New York Stock Exchange under the symbol NNA.U and the last reported sales price of the Units on July 26, 2010 was $8.57.

Dealer Manager	S. Goldman Advisors LLC

Further Information	Please direct questions or requests for assistance, or for additional copies of this Offer, Letter of Transmittal or other materials, in writing, to the Information Agent — Morrow and Co., LLC, 470 West Avenue, Stamford, CT 06902, or tender.info@morrowco.com.

INTRODUCTION

Navios Maritime Acquisition Corporation (the “Company”) is making an offer, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the “Offer”) to the holders of the Company’s 25,300,000 publicly traded warrants (issued in the Company’s initial public offering) (the “Public Warrants”) for shares of common stock, par value $.0001 per share (the “Common Stock”), pursuant to which such holders will have the opportunity to exercise the Public Warrants as follows:

•	at a reduced exercise price of $5.65 rather than $7.00, per share (Option 1); and/or

•	on a cashless basis, at a rate of 4.25 Public Warrants for one share of Common Stock (Option 2).

No fractional shares will be issued.  If you elect to exercise Public Warrants and your exercise results in a fractional share of Common Stock to be issued, you will receive cash in an amount equal to the market value of such fractional share based on the closing price of the Common Stock on the day immediately preceding the Expiration Date.

The period during which Public Warrants may be exercised on the enhanced terms described above (the “Exercise Period”) will commence on July 27, 2010 (the date the materials relating to the Offer are first sent to the holders, referred to herein as the “Offer Date”) through August 23, 2010 at 11:59 p.m., New York City time, (the “Expiration Date”), at which point the original terms of the Public Warrants, including, but not limited to, the number of shares of Common Stock (one share) into which a Public Warrant may be exercised, shall resume.

ON THE EXPIRATION DATE OF THE OFFER, PUBLIC WARRANT HOLDERS WILL NO LONGER BE ABLE TO ACCEPT THE OFFER TO EXERCISE THE PUBLIC WARRANTS ON THE ENHANCED TERMS.

As of the date hereof, the Company has 25,300,000 Public Warrants outstanding that are subject to the Offer.

UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JUNE 25, 2013, UNLESS REDEEMED EARLIER.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE PUBLIC WARRANTS.

As part of this Offer, we are also soliciting from the holders of the Public Warrants their consent to amend the terms of 13,925,000 outstanding warrants issued prior to the Company’s initial public offering (the “Private Warrants”, and, collectively with the Public Warrants, the “Warrants”), including an amendment to allow 6,325,000 of such Private Warrants to be immediately exercisable and an amendment to permit Navios Maritime Holdings Inc. (“Navios Holdings”), an affiliate of the Company, and Angeliki Frangou, the Company’s Chairman and Chief Executive Officer, to exercise their Private Warrants at $5.65 per share in cash for up to 10 days after the final expiration of the Offer. Navios Holdings and Ms. Frangou hold collectively (i) an aggregate of 6,235,000 Private Warrants that would become exercisable as a result of such amendments, and (ii) 7,600,000 currently exercisable Private Warrants, and have both agreed that, if the amendments are adopted, they will exercise all 13,835,000 of such Private Warrants for $5.65 in cash, resulting in gross proceeds to the Company of $78,167,750 within 10 days of the final expiration of the Offer. By exercising Public Warrants pursuant to the Offer, the holders of such Public Warrants will be deemed to have given consent to the amendments described above.

If the Offer is consummated, Navios Holdings can, for up to 10 days, amend the terms of the Warrants solely with the consent of the representatives of the underwriters of its initial public offering, which consent it is seeking. During the 10 days, Navios Holdings could amend the terms of the Public Warrants remaining outstanding after the final expiration of the Offer by, among other things, increasing the exercise price of the remaining Public Warrants.

The Company’s Warrants and Common Stock are listed on the New York Stock Exchange under the symbols NNA.WS and NNA, respectively. On July 26, 2010, the last reported sale prices of the Warrants and Common Stock were $1.25 and $6.85, respectively. The Company’s Units also trade on the New York Stock Exchange under the symbol NNA.U and the last reported sales price of the Units on July 26, 2010 was $8.57.

If the Public Warrants you are exercising are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to exercising your Public Warrants pursuant to the Offer (For specific instructions regarding separation of Units, please see the Client Letter).

THE OFFER

Material Risks of Participating In the Offer

Participation in this Offer involves a number of potential risks, including but not limited to, the risks identified in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 and in the Reports on Form 6-K filed June 4, 2010 and July 26, 2010. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether to participate in this Offer. In addition, we strongly encourage you to read this Offer in its entirety and review the documents referred to herein.

Material Risks of Not Participating In the Offer

For up to 10 days after the consummation of the Offer, Navios Holdings can, with the consent of the representatives of the underwriters of the Company’s initial public offering, which consent it is seeking, amend the remaining Public Warrants, including in ways that may adversely impact the holders of such Warrants, such as by increasing the related exercise price. If the Offer is consummated, Public Warrant holders that do not participate will be subject to certain risks including a decrease in liquidity of the Warrants resulting from the reduced number of outstanding Warrants and a possible delisting of the Warrants from the New York Stock Exchange.

1.  GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer for a period of 20 business days, to the holders of the Company’s Public Warrants, pursuant to which such holders will have the opportunity to exercise the Public Warrants as follows:

•	at a reduced exercise price of $5.65 rather than $7.00, per share (Option 1); and/or

•	on a cashless basis, at a rate of 4.25 Public Warrants for one share of Common Stock (Option 2).

No fractional shares will be issued.  If you elect to exercise Public Warrants and your exercise results in a fractional share of Common Stock to be issued, you will receive cash in an amount equal to the market value of such fractional share based on the closing price of the Common Stock on the day immediately preceding the Expiration Date.

A.	Period of Offer

The Offer will only be open for a period beginning on the Offer Date and ending on the Expiration Date, as it may be extended. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to holders of the Public Warrants who have not exercised any Public Warrants. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Public Warrants previously exercised will be deemed exercised as of the original Expiration Date. See Section 10.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE PUBLIC WARRANTS.

B.	Partial Exercise Permitted

If you choose to participate in the Offer, you may exercise less than all of your Public Warrants pursuant to the terms of the Offer.

PUBLIC WARRANTS NOT EXERCISED DURING THE PERIOD OF THE OFFER SHALL, AFTER THE EXPIRATION DATE, BE EXERCISABLE IN ACCORDANCE WITH THE GENERAL TERMS OF SUCH WARRANTS, AS THE TERMS OF SUCH WARRANTS EXISTED PRIOR TO THE COMMENCEMENT OF THIS OFFER.

UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JUNE 25, 2013, UNLESS REDEEMED EARLIER.

C.  Payment Upon Cash Exercise (Option 1)

The reduced exercise price of the Public Warrants exercised pursuant to the Offer will be payable only by bank check or wire transfer of immediately available funds in accordance with the Company’s instructions and must accompany the Letter of Transmittal.

D.  Cashless Exercise (Option 2)

Cashlessly exercising the Public Warrants will require surrendering 4.25 Public Warrants in accordance with the Company’s instructions and accompanied by the Letter of Transmittal appropriately completed.

E.  Combinations of Options to Exercise

You may exercise your Public Warrants by either option described in (C) or (D) above, or by a combination of both options.

THIS OFFER IS CONDITIONED UPON:

(A) AT LEAST 75% OF THE OUTSTANDING PUBLIC WARRANTS (18,975,000 PUBLIC WARRANTS), BEING PROPERLY EXERCISED PURSUANT TO THIS OFFER;

(B) AT LEAST 15% OF THE OUTSTANDING PUBLIC WARRANTS (3,795,000 PUBLIC WARRANTS), BEING PROPERLY EXERCISED FOR CASH PURSUANT TO OPTION 1; AND

(C) THE COMPANY’S REGISTRATION STATEMENT ON FORM F-3, AS AMENDED (FILE NO. 333-151707), FOR THE ISSUANCE OF THE COMMON STOCK UPON EXERCISE OF THE PUBLIC WARRANTS BEING IN EFFECT, AND NO STOP ORDER SUSPENDING THE EFFECTIVENESS OF THE REGISTRATION STATEMENT BEING IN EFFECT AND NO PROCEEDING BY THE SECURITIES AND EXCHANGE COMMISSION SEEKING SUCH A STOP ORDER BEING PENDING;

(D) THERE HAS NOT OCCURRED ANY OF THE FOLLOWING EVENTS:

•	ANY THREATENED OR INSTITUTED OR PENDING ACTION OR PROCEEDING BY ANY GOVERNMENT OR GOVERNMENTAL, REGULATORY OR ADMINISTRATIVE AGENCY, AUTHORITY OR TRIBUNAL OR ANY OTHER PERSON, DOMESTIC OR FOREIGN, BEFORE ANY COURT, AUTHORITY, AGENCY OR TRIBUNAL THAT DIRECTLY OR INDIRECTLY CHALLENGES THE MAKING OF THE OFFER, THE EXERCISE OF THE PUBLIC WARRANTS, OR OTHERWISE RELATES IN ANY MANNER TO THE OFFER; OR THAT, IN THE COMPANY’S REASONABLE JUDGMENT, COULD MATERIALLY AFFECT ITS BUSINESS, CONDITION (FINANCIAL OR OTHER), INCOME, OPERATIONS OR PROSPECTS, OR OTHERWISE MATERIALLY IMPAIR IN ANY WAY THE CONTEMPLATED FUTURE CONDUCT OF ITS BUSINESS OR MATERIALLY IMPAIR (SUCH AS BY INCREASING THE ACCOUNTING OR OTHER COSTS OF THE OFFER TO THE COMPANY) THE CONTEMPLATED BENEFITS OF THE OFFER TO THE COMPANY;

•	ANY SIGNIFICANT CHANGE IN THE MARKET PRICE OF THE COMPANY’S SHARES OF COMMON STOCK, WARRANTS OR ANY CHANGE IN THE GENERAL POLITICAL, MARKET, ECONOMIC OR FINANCIAL CONDITIONS IN THE UNITED STATES OR ABROAD THAT COULD, IN THE COMPANY’S REASONABLE JUDGMENT, HAVE A MATERIAL EFFECT ON ITS BUSINESS, CONDITION (FINANCIAL OR OTHER), OPERATIONS OR PROSPECTS OR ON THE TRADING IN THE COMPANY’S COMMON STOCK OR WARRANTS; OR

•	ANY CHANGE OR CHANGES SHALL HAVE OCCURRED IN THE COMPANY’S BUSINESS, CONDITION (FINANCIAL OR OTHER), ASSETS, INCOME, OPERATIONS, PROSPECTS OR STOCK OWNERSHIP THAT, IN THE COMPANY’S REASONABLE JUDGMENT, HAS OR MAY HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY, TAKEN AS A WHOLE.

NOTWITHSTANDING THE FOREGOING, THE COMPANY MAY, IN ITS DISCRETION, WAIVE EITHER THE CONDITION THAT 75% OF THE OUTSTANDING WARRANTS PARTICIPATE IN THE OFFER OR THE CONDITION THAT 15% OF THE OUTSTANDING WARRANTS ARE EXERCISED FOR CASH.

NONE OF THE COMPANY, OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO ANY HOLDER OF A PUBLIC WARRANT AS TO WHETHER TO EXERCISE THEIR WARRANTS. EACH HOLDER OF A PUBLIC WARRANT MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE THEIR WARRANTS.

2.	PROCEDURE FOR EXERCISING PUBLIC WARRANTS

A.  Proper Exercise of Public Warrants

To exercise Public Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the exercising Public Warrant holders. If delivery is by mail, we recommend registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the exercising Public Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Public Warrants exercised and the option of exercise (either cash payment or cashless exercise or a combination of the two); and (iii) set forth the number of the Public Warrant certificate(s) representing such Public Warrants.

Where Public Warrants are exercised by a registered holder of the Public Warrants who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended.

If the Public Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Public Warrants must be endorsed or accompanied by appropriate warrant powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Public Warrants, with the signature(s) on the Public Warrants or warrant powers guaranteed.

An exercise of Public Warrants pursuant to the procedures described below in this Section will constitute a binding agreement between the exercising holder of Public Warrants and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND PUBLIC WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY

EXERCISED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY.  The depositary will establish an account for the shares at The Depository Trust Company (“DTC”) for purposes of the Offer within two business days after the date of this document. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Public Warrants into the depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Public Warrants may be effected through book-entry transfer into the depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent’s message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the depositary.

PUBLIC WARRANTS HELD THROUGH CUSTODIANS.  If Public Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to exercise your Public Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter to custodians may be used by you to instruct a custodian to exercise and deliver warrants on your behalf.

Unless the Public Warrants being exercised are delivered to the depositary by 11:59 p.m., New York City time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted agent’s message, we may, at our option, treat such exercise as invalid. Issuance of Common Stock upon exercise of Public Warrants will be made only against the valid exercises of the Public Warrants.

GUARANTEED DELIVERY.  If you want to exercise your Public Warrants pursuant to the Offer but (i) your Public Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the depositary prior to the Expiration Date, you can still exercise your Public Warrants if all the following conditions are met:

•	the exercise is made by or through an Eligible Institution;

•	the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document (with signatures guaranteed by an Eligible Institution); and

•	the depositary receives, within three New York Stock Exchange trading days after the date of its receipt of the notice of guaranteed delivery:

•	the certificates for all exercised Public Warrants, or confirmation of receipt of such Public Warrants pursuant to the procedure for book-entry transfer as described above; and

•	a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the issuance of shares of Common Stock for Public Warrants exercised pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the depositary of Public Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

B.  Conditions of the Offer

The Offer is conditioned upon:

(A) at least 75% of the outstanding Public Warrants (18,975,000 Public Warrants), being properly exercised pursuant to this Offer;

(B) at least 15% of the outstanding Public Warrants (3,795,000 Public Warrants), being properly exercised for cash pursuant to Option 1; and

(C) the Company’s registration statement on Form F-3, as amended (File No. 333-151707), for the issuance of the Common Stock upon exercise of the Public Warrants being in effect, and no stop order suspending the effectiveness of the registration statement being in effect and no proceeding by the Securities and Exchange Commission seeking such a stop order being pending;

(D) there has not occurred any of the following events:

•	any threatened or instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the exercise of the Public Warrants, or otherwise relates in any manner to the Offer; or that, in the Company’s reasonable judgment, could materially affect its business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of its business or materially impair (such as by increasing the accounting or other costs of the Offer to the Company) the contemplated benefits of the Offer to the Company;

•	any significant change in the market price of the Company’s shares of Common Stock, Warrants or any change in the general political, market, economic or financial conditions in the united states or abroad that could, in the Company’s reasonable judgment, have a material effect on its business, condition (financial or other), operations or prospects or on the trading in the Company’s Common Stock or Warrants; or

•	any change or changes shall have occurred in the Company’s business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in the Company’s reasonable judgment, has or may have a material adverse effect on the Company, taken as a whole.

Notwithstanding the foregoing, the Company may, in its discretion, waive either the condition that 75% of the outstanding Public Warrants participate in the Offer or the condition that 15% of the outstanding Public Warrants are exercised for cash.

C.  Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any exercise of Public Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all exercises of Public Warrants that it determines are not in proper form or reject Public Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any exercise of the Public Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in exercises, nor shall any of them incur any liability for failure to give any such notice.

The exercise of Public Warrants pursuant to the procedure described above will constitute a binding agreement between the exercising Public Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

D.  Signature Guarantees.

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or exercising Public Warrants in the U.S. must be guaranteed by a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Public Warrant(s) exercised therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (b) such Public Warrants are exercised for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	RESCISSION RIGHTS

Exercises of Public Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such exercises are irrevocable. If the Company extends the period of time during which the Offer is open or is delayed in accepting for exercise any Public Warrants pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Company may retain all Public Warrants exercised, and exercises of such Public Warrants may not be rescinded except as otherwise provided in this Section 3.

To be effective, a written notice of rescission must be timely received by the depositary at their address identified in this Offer. Any notice of rescission must specify the name of the person who exercised the Public Warrants for which exercises are to be rescinded and the number of Public Warrant exercises to be rescinded. If the Public Warrant exercises to be rescinded have been delivered to the depositary, a signed notice of rescission must be submitted prior to release of such Public Warrant exercises. In addition, such notice must specify the name of the registered holder (if different from that of the exercising Public Warrant holder) and the serial numbers shown on the particular certificates evidencing the Public Warrant exercises to be rescinded. Rescission may not be cancelled, and Public Warrants for which exercises are rescinded will thereafter be deemed not validly exercised for purposes of the Offer. However, Public Warrants for which exercises are rescinded may be exercised again by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Public Warrants desiring to rescind Public Warrant exercise previously delivered through DTC should contact the DTC participant through which such holder holds their Public Warrants. In order to rescind previously exercised Public Warrants, a DTC participant may, prior to the Expiration Date, rescind its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (1) rescinding its acceptance through the WARR PTS function, or (2) delivering to the depositary by mail, hand delivery or facsimile transmission, notice of rescission of such instruction. The notices of rescission must contain the name and number of the DTC participant. A rescission of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such rescission relates. A DTC participant may rescind a Public Warrant exercise only if such rescission complies with the provisions described in this paragraph.

A holder who exercised their Public Warrants other than through DTC should send written notice of rescission to the depositary specifying the name of the Public Warrant holder who exercised the Public Warrants being rescinded. All signatures on a notice of rescission must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of rescission need not be guaranteed if the Public Warrant exercises being rescinded are held for the account of an Eligible Guarantor Institution. Rescission of a prior Public Warrant exercise will be effective upon receipt of the notice of rescission by the depositary. Selection of the method of notification is at the risk of the Public Warrant holder, and notice of rescission must be timely received by the depositary.

All questions as to the form and validity (including time of receipt) of any notice of rescission will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of rescission or incur any liability for failure to give any such notification, subject to the judgment of any court.

4.  ACCEPTANCE FOR PAYMENT OF PUBLIC WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, from the Offer Date to the Expiration Date, the Company will accept Public Warrants validly exercised. The Common Stock to be issued will be delivered promptly following the Expiration Date. In all cases, Public Warrants will only be accepted for exercise pursuant to the Offer after timely receipt by the depositary of certificates for Public Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof, and, (i) in the event of a cash exercise, a certified bank check or wire transfer of immediately available funds in accordance with the instruction herein in the amount of the purchase price of the Common Stock and (ii) in the event of a cashless exercise, the surrender of Public Warrants being cashlessly exercised.

For purposes of the Offer, the Company will be deemed to have accepted Public Warrants that are validly exercised and for which exercises are not rescinded, unless the Company gives written notice to the Public Warrant holder of its non-acceptance.

5.  BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning Navios Maritime Acquisition Corporation

Overview

The Company was formed as a “blank check” company on March 14, 2008 under the laws of the Republic of the Marshall Islands and has its principal offices located in Piraeus, Greece. Pursuant to an Acquisition Agreement dated April 8, 2010, the Company acquired 13 vessels (11 product tankers and two chemical tankers), plus options to purchase two additional product tankers, by purchasing the stock of the Navios Maritime Holdings Inc. subsidiary holding directly or indirectly the rights to the shipbuilding contracts or the memoranda of agreement for the vessels. Since the vessel acquisition, the Company’s principal focus has been the transportation of refined petroleum products (clean and dirty) and bulk liquid chemicals through its vessel-owning subsidiaries.

B. Purpose of the Offer.

The purpose of the Offer is to fund the Company’s fleet expansion, including for use towards a portion of the purchase price for the previously announced acquisition of seven tankers for $587 million. Information concerning the contemplated acquisition, including audited financial statements, has been filed as a Report on Form 6-K and incorporated into the registration statement covering the exercise of the Public Warrants. Public Warrant holders are advised to read such Report on Form 6-K and any subsequent filings made with the Securities and Exchange Commission during the pendency of the Offer. Public Warrant holders should also note that the acquisition is not anticipated to close until after the Offer is consummated and that the acquisition is subject to numerous conditions, many of which are outside the control of the Company and the seller. Accordingly, there is no assurance that the acquisition will be consummated on the terms described in the Form 6-K or at all. The Offer is not conditioned in any way on the acquisition being consummated, and if the acquisition is not consummated, the Company shall retain funds raised from the Offer for use in expanding its fleet through other as yet unidentified avenues. Navios Holdings and Angeliki Frangou, the Company’s Chairman and Chief Executive Officer, have agreed, subject to the amendments to the Private Warrants being adopted, to exercise their respective Private Warrants at $5.65 per share in cash within 10 days after the final expiration of the Offer, resulting in aggregate gross proceeds of $78,167,750 to the Company. The Offer may also, by reducing the number of Warrants outstanding, provide greater certainty to investors and potential investors regarding the number of shares of Common Stock that are, and may become, outstanding. The Board believes that the substantial number of Warrants now outstanding creates confusion in the marketplace as well as opportunities for arbitrage that adversely affect the Company’s trading price.

C. Interests of Directors and Officers.

None of our directors or executive officers own any of the Public Warrants. Pursuant to the consent solicitation described in Section 8, Navios Holdings, our principal stockholder, and certain officers, directors and a former director of the Company will be entitled to exercise an aggregate of 13,925,000 Private Warrants for cash upon and for up to 10 days after the final expiration of the Offer. Such Private Warrants, issued in private placements, are identical to the Warrants, except that (i) the shares of Common Stock issued upon exercise of such Private Warrants will be restricted pursuant to Rule 144 under the Securities Act, and (ii) an aggregate of 6,325,000 of such Private Warrants may not be exercised until the last sale price of the Company’s Common Stock equals or exceeds $13.75 for any 20 days within any 30-trading day period beginning 90 days after the Company’s initial business combination.

Certain officers, directors and a former officer of the Company have the right, but not the obligation, to exercise the Private Warrants they respectively own on the same terms as the Public Warrants. If such individuals exercise their Private Warrants at $5.65 per share, it would result in gross proceeds to the Company of $508,500.

The exercise of the Public Warrants pursuant to the Offer would trigger the acquisition by such exercising holders of additional shares of the Common Stock of the Company.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY HOLDER OF WARRANTS AS TO WHETHER TO EXERCISE SOME OR ALL OF THEIR WARRANTS. EACH HOLDER OF WARRANTS MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE THEIR WARRANTS.

6.	PRICE RANGE OF COMMON STOCK, WARRANTS AND UNITS

The Warrants and Common Stock are listed on the New York Stock Exchange under the symbols NNA.WS and NNA, respectively. On July 26, 2010, the last reported sale prices of the Warrants and Common Stock were $1.25 and $6.85, respectively. The Company also has a current trading market for its Units. The Units also trade on the New York Stock Exchange under the symbol NNA.U and on July 26, 2010 the closing sale price of the Units was $8.57.

The Company recommends that Public Warrant holders obtain current market quotations for the Common Stock, among other factors, before deciding whether or not to exercise their Public Warrants.

The following table shows, for the last eight fiscal quarters, the high and low closing prices per share of the Common Stock, Warrants and Units as quoted on the New York Stock Exchange:

	Price Range		Price Range		Price Range
	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low

Quarter Ended:
September 30, 2010 (through July 26, 2010)	$8.81	$8.57	$6.92	$5.81	$1.25	$0.95
June 30, 2010*	$11.54	$8.81	$9.95	$6.38	$1.58	$0.64
March 31, 2010	$10.32	$10.11	$9.90	$9.79	$0.68	$0.45
December 31, 2009	$10.55	$9.73	$9.90	$9.61	$0.76	$0.52
September 30, 2009	$10.05	$9.64	$9.60	$9.37	$0.81	$0.40
June 30, 2009	$9.47	$9.10	$9.36	$9.03	$0.48	$0.18
March 31, 2009	$9.20	$8.61	$9.07	$8.57	$0.20	$0.16
December 31, 2008	$9.20	$8.40	$8.70	$8.08	$0.44	$0.14
September 30, 2008**	$10.20	$9.26	$9.40	$8.79	$1.05	$0.44

(*)	The Company completed its initial business combination on May 28, 2010. Prior to such date, the Company was not an operating company and, accordingly, prices prior to such date may not be meaningful.

(**)	Period beginning July 1, 2008.

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exercise their existing Public Warrants, there is no source or total amount of funds or other consideration applicable. The Company will use existing working capital to pay expenses associated with this transaction.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING PUBLIC WARRANTS/CONSENT SOLICITATION

Other than as set forth below, and as set forth in the Company’s Amended and Restated Articles of Incorporation and By-Laws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers identified above, and any other person with respect to the Public Warrants.

Dealer Manager Agreement.  In connection with the Offer, the Company has retained S. Goldman Advisors LLC as Dealer Manager. The Dealer Manager will receive an aggregate fee equal to the sum of (a) 4% of (i) the cash exercise prices paid by all Public Warrant holders, and (ii) the value of the Common Stock that is issued to all Public

Warrant holders who cashlessly exercise their Public Warrants; and (b) 2% of the cash exercise prices paid by Navios Holdings and Angeliki Frangou, in connection with the exercise of their Private Warrants. The value of the Common Stock will be equal to the average closing price of the Company’s shares for the five-day period ending on the Expiration Date. The Company has agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Manager and its affiliates provide various financial advisory, investment banking and/or commercial banking services to us from time to time for which it receives customary compensation.

Warrant Agreement.  In connection with its initial public offering and the appointment of a warrant agent for its publicly traded Warrants, the Company entered into a Warrant Agreement with Continental Stock Transfer & Trust Company. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Warrants.

Consent Solicitation.  In connection with the Offer, the Company is soliciting the consent of the Public Warrant holders to amend the terms of 6,325,000 Private Warrants to permit the immediate exercise of such Private Warrants on the terms of the Offer and to permit Navios Holdings and Angeliki Frangou to exercise at $5.65 per share in cash for up to 10 days after the final expiration of the Offer. The Private Warrants were issued in private placements prior to the Company’s initial public offering and are identical to the Public Warrants, except that (i) the shares of Common Stock issued upon exercise of such Private Warrants will be restricted shares of the Company’s Common Stock, and (ii) an aggregate of 6,325,000 of such Private Warrants may not be exercised until the last sale price of the Company’s Common Stock equals or exceeds $13.75 for any 20 days within any 30-trading day period beginning 90 days after the Company’s initial business combination.

Amending the Private Warrants requires the consent of the lead underwriters of the Company’s initial public offering, which consent Navios Holdings is seeking, and a majority of 39,225,000 Warrants (including the Public Warrants and the Private Warrants). The exercise of Public Warrants pursuant to the Offer will be deemed a consent to the amendments and, if the minimum exercise conditions to the consummation of the Offer are achieved, the amendments will become effective. Navios Holdings and Angeliki Frangou have agreed, if the amendments are adopted, to exercise for cash all 13,835,000 Private Warrants they respectively own at $5.65 per share, resulting in gross proceeds to the Company of $78,167,750 within 10 days of the final expiration of the Offer. The other officers, directors and the former director of the Company will have the right, but not the obligation, to exercise their Private Warrants on the same terms as are available to the holders of the Warrants.

If the Offer is consummated, Navios Holdings can, for up to 10 days, amend the terms of the Warrants solely with the consent of the representatives of the underwriters of its initial public offering, which consent it is seeking. During the 10 days, Navios Holdings could amend the terms of the Public Warrants remaining outstanding after the final expiration of the Offer by, among other things, increasing the exercise price of the remaining Public Warrants.

The consent solicitation is part of this Offer and all references to the Offer in this Offer Letter include the consent solicitation, unless the context otherwise requires. Similarly, every exercise of Public Warrants pursuant to the Offer includes the Public Warrant holder’s consent to the amendments to the Private Warrants described above, and all references to Public Warrant exercises herein include such corresponding consent, unless the context otherwise requires.

Depositary and Information Agent.  Continental Stock Transfer & Trust Company has been appointed the Depositary for the Offer and Morrow & Co., LLC has been appointed the Information Agent for the Offer. Both will be paid customary fees for their services, and we have also agreed to indemnify both the Depositary and Information Agent for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the Offer.

9.  FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference the Company’s financial statements for the fiscal year ended December 31, 2009 that were furnished in the Company’s Annual Report on Form 20-F, the pro forma balance sheet that was furnished in the Report on Form 6-K filed June 4, 2010 and the audited financial statements of the Navios Maritime Corporation Entities that was furnished in the Report on Form 6-K filed July 26, 2010. The full text of the Annual Report on Form 20-F, the Reports on Form 6-K, as well as the other documents the Company has filed with the U.S. Securities and

Exchange Commission (“SEC”) prior to, or will file with the SEC subsequent to, the filing of the Company’s Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

10.	EXTENSION OF OFFER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open.

There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Public Warrants previously exercised will be deemed exercised as of the original Expiration Date. Amendments to the Offer will be made by written notice thereof to the holders of the Public Warrants. Material changes to information previously provided to holders of the Public Warrants in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Public Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws. It is possible that such changes could involve an extension of the Offer of up to ten (10) additional business days.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or it waives a material condition of the Offer, the Company will extend the Offer to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The Offer is conditioned upon:

(A) at least 75% of the outstanding Public Warrants (18,975,000 Public Warrants), being properly exercised pursuant to this Offer;

(B) at least 15% of the outstanding Public Warrants (3,795,000 Public Warrants), being properly exercised for cash pursuant to Option 1; and

(C) the Company’s registration statement on Form F-3, as amended (File No. 333-151707), for the issuance of the Common Stock upon exercise of the Public Warrants being in effect, and no stop order suspending the effectiveness of the registration statement being in effect and no proceeding by the Securities and Exchange Commission seeking such a stop order being pending;

(D) there has not occurred any of the following events:

•	any threatened or instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the exercise of the Public Warrants, or otherwise relates in any manner to the Offer; or that, in the Company’s reasonable judgment, could materially affect its business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of its business or materially impair (such as by increasing the accounting or other costs of the Offer to the Company) the contemplated benefits of the Offer to the Company;

•	any significant change in the market price of the Company’s shares of Common Stock, Warrants or any change in the general political, market, economic or financial conditions in the united states or abroad that could, in the Company’s reasonable judgment, have a material effect on its business, condition (financial or other), operations or prospects or on the trading in the Company’s Common Stock or Warrants; or

•	any change or changes shall have occurred in the Company’s business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in the Company’s reasonable judgment, has or may have a material adverse effect on the Company, taken as a whole.

Notwithstanding the foregoing, the Company may, in its discretion, waive either the condition that 75% of the outstanding Warrants participate in the Offer or the condition that 15% of the outstanding Warrants are exercised for cash.

11.  U.S. TAX CONSEQUENCES

A.	General

The following summary describes the material U.S. federal income tax considerations for beneficial owners of the Public Warrants relating to the Offer and the ownership of Common Stock received upon exercise of the Warrants. This description applies only to beneficial owners of the Warrants that hold the Warrants, and will hold the Common Stock received upon exercise of the Warrants, as capital assets. This description does not purport to address the potential tax considerations that may be material to a beneficial owner of Warrants based on such beneficial owner’s particular situation and does not address the tax considerations applicable to beneficial owner of Warrants that may be subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•	persons that hold Common Stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes;

•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own or will own 10 percent or more of our voting stock; or

•	a Non-U.S. Holder (as defined below) that is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

Moreover, this description does not address the U.S. federal estate or gift tax, alternative minimum tax or state, local, non-U.S. or other tax consequences of the Offer or the acquisition and ownership of Common Stock. Beneficial owners of the Warrants should consult their tax advisors with respect to the application of the U.S. and other tax laws to their particular situation.

This description is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change or differing interpretations by the Internal Revenue Service or a court, possibly with retroactive effect, which could affect the tax consequences described herein. For purposes of this description, a U.S. Holder is a beneficial owner of Common Stock or Warrants that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) its administration is subject to the primary supervision of a court within the United States and (b) one or more United States persons have the authority to control all of its substantial decisions.

A Non-U.S. Holder is a beneficial owner of Common Stock or Warrants that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes. If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Common Stock or Warrants, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners in partnerships holding Warrants should consult their own tax advisors as to the tax consequences of the Offer and the acquisition and ownership of Common Stock received upon exercise of the Warrants.

B.  U.S. Tax Consequences for U.S. Holders

The Offer

If you participate in the Offer in accordance with the procedures set forth in the Offer, we intend to treat your participation for U.S. federal income tax purposes in the following manner. If you elect to exercise an existing Public Warrant by paying the exercise price in cash, we will treat the transaction as a “recapitalization” exchange of the existing Public Warrant for a “new” warrant with terms (including exercise price) corresponding to the terms set forth in the Offer with respect to cash exercise Public Warrants, followed by an exercise of the “new” warrant for one share of Common Stock. If you elect to exercise via a cashless exercise of existing Public Warrants, we will treat the transaction as a “recapitalization” exchange of the existing Public Warrants for one share of Common Stock. In either case, the exchange of an existing Public Warrant for a “new” warrant (in the case of a cash exercise) or of existing Public Warrants for one share of Common Stock (in the case of a cashless exercise) would not cause recognition of gain or loss (except that any gain realized on the exchange will be recognized to the extent of cash received in lieu of a fractional share of Common Stock). In addition, if you elect to exercise an existing Public Warrant by paying the exercise price in cash, your tax basis in the existing Public Warrant would carry over to the “new” warrant and, in-turn, to the Common Stock received upon exercise of the “new” warrant (increased by the cash amount you pay to exercise the “new” warrant), and your holding period for the Common Stock received would begin on the day following the date of exercise. If you elect to exercise via a cashless exercise, your tax basis in the existing Public Warrants you exchange would carry over to the Common Stock you receive (for this purpose including any fractional share of Common Stock) and your holding period for the Common Stock received would include your holding period for the surrendered Public Warrants. If you do not participate in the Offer, we intend to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

The remainder of this summary assumes such treatment of participating and non-participating U.S. Holders. However, because the federal tax consequences of the Offer are unclear, there can be no assurance in this regard and alternative characterizations are possible that would require you to recognize taxable income. For example, if you are a participating U.S. Holder, it is possible that the addition of a cashless exercise feature and/or reduction of the exercise price pursuant to the Offer would be treated as resulting in taxable gain from the exchange of existing Public Warrants for “new” warrants or as a fee paid by the Company for your participation in the exchange. Also, it is possible that the exercise of the warrants would be a taxable exchange in whole or in part. In addition, the holding period for Common Stock received upon a cashless exercise could be treated as beginning on the day following the date of the exercise (and not include the holding period of the surrendered Public Warrants). Counsel will not render an opinion on the U.S. federal income tax consequences of the Offer or a holder’s participation in the Offer. You are urged to consult your tax advisor regarding the potential tax consequences of the Offer to you in your particular situation, including the consequences of possible alternative characterizations.

Assuming the recapitalization treatment described above, if you are a participating U.S. Holder, you will be required to file with your U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to your existing Public Warrants (including tax basis information) and any new warrants that you are deemed to receive upon exercise of your existing Public Warrants, and to maintain permanent records containing such information.

Ownership of Common Stock

Subject to the passive foreign investment company rules discussed below, if you are a U.S. Holder, the gross amount of any distribution made to you with respect to your Common Stock will be includible in your income as dividend income to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, such dividends would not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders with respect to dividends received from a U.S. corporation. To the extent, if any, that the amount of any distribution exceeded our current and accumulated earnings and profits as determined under U.S. federal income tax principles, the excess would be treated first as a tax-free return of capital to the extent of your adjusted tax basis in your Common Stock on a dollar-for-dollar basis and thereafter as capital gain. We do not maintain calculations of earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution with respect to your Common Stock generally will be treated as dividend income even if that distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above

If you are a U.S. Holder, any dividends paid to you with respect to your Common Stock would generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. However, as long as 50 percent or more of our stock, by vote or value, is actually or constructively owned by U.S. Holders, a portion of such dividends would (subject to a de minimis exception) be treated as U.S. source income to the extent paid out of our earnings and profits from U.S. sources. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends we distribute generally will constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” Dividends paid by a foreign corporation (other than a passive foreign investment company) to an individual, trust or estate are treated as “qualified dividend income” if the stock with respect to which the dividend is paid is listed on a registered national securities exchange and the individual, trust or estate satisfies certain conditions. Our Common Stock is currently listed on the New York Stock Exchange. However, based upon its projected income, assets and activities, the Company expects that it will be treated as a passive foreign investment company for the 2010 taxable year. Accordingly, the Company expects that the preferential tax rates for “qualified dividend income” will not be available with respect to any dividends paid by the Company in 2010 to a U.S. Holder that is an individual, trust or estate.

Special rules may apply to any “extraordinary dividend,” generally, a dividend in an amount which is equal to or in excess of 10% of a U.S. Holder’s adjusted tax basis (or fair market value in certain definitive, pre-determined circumstances) in a share of Common Stock paid by the Company.

Sale or Exchange of Common Stock

If you are a U.S. Holder, you generally will recognize gain or loss on the sale or exchange of your Common Stock equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in your Common Stock.

Subject to the passive foreign investment company rules discussed below, any gain or loss recognized on the sale or exchange of Common Stock generally will be capital gain or loss. Capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by you generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. These consequences are discussed in more detail below. In general, the Company will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our Common Stock, either:

•	at least 75% of the Company’s gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the Company during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether the Company is a passive foreign investment company, the Company will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by the Company in connection with the performance of services will not constitute passive income. By contrast, rental income will constitute “passive income” unless the Company was treated under specific rules as deriving its rental income in the active conduct of a trade or business.

Based upon its actual and projected income, assets and activities, the Company expects that it will be treated for United States federal income tax purposes as a passive foreign investment company for the 2010 taxable year, that it was a passive foreign investment company for the 2008 and 2009 taxable years, and that it does not expect to be treated as a passive foreign investment company for the 2011 and subsequent taxable years. No assurances can be given as to such passive foreign investment company status, because such status requires an annual factual determination based upon the composition of the Company’s income and assets for the entire taxable year. Although there is no legal authority directly on point, the Company’s position with respect to future years is based principally on the view that, for purposes of determining whether the Company is a passive foreign investment company, the gross income the Company derives or is deemed to derive from the chartering activities of its wholly owned subsidiaries should constitute services income, rather than rental income. Correspondingly, the Company intends to take the position that such income does not constitute passive income, and the assets that the Company or its wholly owned subsidiaries will own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether the Company is a passive foreign investment company. The Company believes there is substantial analogous legal authority supporting its position consisting of case law and IRS pronouncements concerning the characterization of income that the Company anticipates to derive from time charters and voyage charters as services income for other tax purposes. However, in the absence of any direct legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the IRS or a court could disagree with the Company’s position. The IRS or a court could take the position that the income anticipated to be derived by the Company from its chartering activities will properly be treated as rental income rather than as services income. This position could be taken if the services provided by the Company were insufficient to support the characterization of its chartering income as services income. If the Company’s income were treated as rental income, then such income would be treated as passive income for purposes of the passive foreign investment company rules. In addition, although the Company intends to conduct its affairs in a manner to avoid being classified as a passive foreign investment company with respect to any future taxable year, the Company cannot assure you that the nature of its operations will not change in the future. The remainder of this summary assumes that the Company will be treated as a PFIC for its 2010 taxable year but not for subsequent taxable years.

As discussed more fully below, if the Company is treated as a passive foreign investment company for the 2010 taxable year (which treatment is expected), or for any future year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes a timely filed election to treat the Company as a “Qualified Electing Fund,” which election the Company refers to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to the Company’s Common Stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes the Electing Holder’s pro rata share of the Company’s ordinary earnings and the Company’s net capital gain, if any, for the Company’s taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from the Company by the Electing Holder. The Electing Holder’s adjusted tax basis in the Common Stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in the Common Stock and will not be taxed again once distributed. An Electing Holder will generally recognize capital gain or loss on the sale or exchange of the Common Stock. A U.S. Holder would make a QEF election with respect to any year that the Company is a passive foreign investment company by filing IRS Form 8621 with the U.S. Holder’s

U.S. federal income tax return. For any taxable year as to which the Company is aware that it is to be treated as a passive foreign investment company, upon request, the Company will provide a U.S. Holder with all necessary information in order to make the QEF election described above. A QEF election will not apply to any taxable year for which the Company is not a passive foreign investment company, but will remain in effect with respect to any subsequent taxable year for which the Company is a passive foreign investment company. Each U.S. Holder is encouraged to consult its own tax adviser with respect to tax consequences of a QEF election with respect to the Company.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if the Company is treated as a passive foreign investment company for future taxable years (the Company expects that it will be treated as a PFIC in 2010, as it was in 2008 and 2009) and, as the Company anticipates, its stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to the Common Stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s Common Stock at the end of the taxable year over the U.S. Holder’s adjusted tax basis in the Common Stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the Common Stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the Common Stock would be adjusted to reflect any such income or loss amount. Any gain recognized by the U.S. Holder on the sale or exchange of the Common Stock would be treated as ordinary income, and any loss recognized by the U.S. Holder on the sale or exchange of the Common Stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. A mark-to-market election will not apply to the Common Stock held by a U.S. Holder in any taxable year during which the Company is not a passive foreign investment company, but will remain in effect with respect to any subsequent taxable year for which the Company is passive foreign investment company. Each U.S. Holder is encouraged to consult its own tax adviser with respect to the availability and tax consequences of a mark-to-market election with respect to the Common Stock.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if the Company is treated as a passive foreign investment company for any taxable year (the Company was a PFIC for its 2008 and 2009 taxable years and expects that it will be so treated for its 2010 taxable year, but not in subsequent years), a U.S. Holder who does not make either a timely QEF election or a “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the Common Stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the Common Stock), and (2) any gain realized on the sale, exchange or other disposition of our Common Stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the Common Stock;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of the Common Stock. If a Non-Electing Holder who is an individual dies while owning the Common Stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock. Non-electing U.S. Holders are encouraged to consult their tax advisers regarding the application of the passive foreign investment company rules to their specific situation.

A Non-Electing U.S. Holder that wishes to make a QEF election for a subsequent year, but that did not make a timely QEF election for the first year holding period, may be able to make a special “purging election” pursuant to Section 1291(d) of the Code. Pursuant to this election, a Non-Electing U.S. Holder would be treated as selling the Common Stock for fair market value on the first day of the taxable year for which the subsequent year QEF election is made. Any gain on such deemed sale would be subject to tax as discussed above. Non-Electing U.S. Holders are encouraged to consult their tax advisers regarding the availability of a “purging election” as well as other available elections.

If the Company is treated as a PFIC for any taxable year during the holding period of a U.S. Holder (the Company was a passive foreign investment company for its 2008 and 2009 taxable years, and expects that it will be so treated for taxable year 2010, but not in subsequent years), unless the U.S. Holder makes a timely QEF election for the first taxable year in which the U.S. Holder holds the Common Stock and in which the Company is a passive foreign investment company, or makes the mark-to-market election, the Company will continue to be treated as a passive foreign investment company for all succeeding years during which the U.S. Holder is treated as a direct or indirect U.S. Holder even if the Company is not a passive foreign investment company for such years. U.S. Holders are encouraged to consult their tax advisers with respect to any available elections that may be applicable in such a situation, including the “deemed sale” election of Code Section 1298(b)(1). In addition, U.S. Holders should consult their tax advisers regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of shares in a PFIC.

C.  U.S. Tax consequences for Non-U.S. Holders

The Offer

If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax in connection with the Offer under the recapitalization treatment described above under “U.S. Holders — The Offer.” You are urged to consult your tax advisor regarding the potential tax consequences of the Offer to you in your particular situation, including the consequences of possible alternative characterizations.

Ownership of Common Stock

Subject to the discussion below under “U.S. Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, any dividends on Common Stock paid to you generally will not be treated as effectively connected with the conduct of a trade or business in the United States and will be exempt from U.S. federal income tax, including withholding tax, unless you:

•	have an office or other fixed place of business in the United States to which the dividend income is attributable; and

•	derive the dividend income in the active conduct of a banking, financing or similar business within the United States.

In addition, subject to the discussion below under “U.S. Backup Withholding Tax and Information Reporting Requirements,” you generally will not be subject to U.S. federal income or withholding tax on any income or gain realized on the sale or exchange of Common Stock unless:

•	such income or gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

U.S. Backup Withholding Tax and Information Reporting Requirements

Information reporting generally will apply to payments of dividends on the Common Stock and proceeds from participation in the Offer or from the disposition of Common Stock or Warrants made within the United States to a holder, other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. If information reporting applies to any such payment, a payor will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

Pursuant to recently enacted legislation, effective for tax years beginning after March 18, 2010, individuals who are U.S. Holders, and who hold “specified foreign financial assets” (as defined in section 6038D of the Code), including stock of a non-U.S. corporation that is not held in an account maintained by a U.S. “financial institution” (as defined in section 6038D of the Code), whose aggregate value exceeds $50,000 during the tax year, may be required to attach to their tax returns for the year certain specified information. An individual who fails to timely furnish the required information may be subject to a penalty. Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. U.S. Holders who are individuals should consult their own tax advisors regarding their reporting obligations under this legislation.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of Common Stock or Warrants. You should consult your own tax advisor concerning the tax consequences to you, in your particular situation, of owning Common Stock or Warrants.

12.	RISK FACTORS; FORWARD-LOOKING STATEMENTS

In addition to those risks discussed in this Offer, information concerning risk factors included in the Company’s Annual Report on Form 20-F for year ended December 31, 2009 and in the Reports on Form 6-K filed June 4, 2010 and July 26, 2010 is incorporated by reference herein. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Common Stock could decline to prices below that paid pursuant to an exercise of the Public Warrants.

The U.S. federal income tax consequences of the Offer are unclear and may result in taxable income to a holder of Public Warrants.

For U.S. federal income tax purposes, we intend to treat a holder’s participation in the Offer as resulting in a tax-free “recapitalization.” However, alternative characterizations are possible that would result in taxable income being recognized currently by holders. You are urged to consult your own tax advisors regarding the potential tax consequences to you of participation in the Offer in light of your particular situation, including the consequences of possible alternative characterizations.

The holders of a majority of outstanding Warrants may amend their terms at any time (including to increase the exercise price or shorten the exercise period) with the consent of the Representatives. Navios Holdings and its affiliates may own a majority of the outstanding Warrants following the consummation of the Offer, and their interests may be different from yours.

Pursuant to the Warrant Agreement, the holders of a majority of the outstanding Warrants may amend the terms of the Warrant Agreement at any time (including to increase the Warrant exercise price or shorten the Warrant exercise period), so long as such amendment is consented to by J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. (together, the “Representatives”), who were the lead underwriters in connection with the Company’s initial public offering. If a substantial amount of Warrants are converted into common stock pursuant to this Offer, there is a risk that a smaller number of holders (including holders who are affiliates of the Company) could approve Warrant amendments with terms that you may not deem beneficial. Immediately following the consummation of this Offer, Navios Holdings and its affiliates will own the majority of the Warrants and would be able to approve any amendment, provided the Representatives consent. Each Representative will make its own independent determination whether to consent at the time of any proposed amendment.

There is no assurance that the recently announced acquisition will be consummated and the Offer is not contingent in any way on such acquisition closing.

The recently announced vessel acquisition is not anticipated to close until after the Offer is consummated. Further, the acquisition is subject to numerous conditions, many of which are outside the control of the Company and the seller. Accordingly, there is no assurance that the acquisition will be consummated on the terms described in the Report on Form 6-K or at all. The Offer is not conditioned in any way on the acquisition being consummated. If the Offer is consummated and acquisition is not consummated, Public Warrant holders shall not thereafter be able to rescind their warrant exercises in connection with the Offer and the Company shall retain funds raised from the Offer for use in expanding its fleet through other as yet unidentified avenues.

The number of shares of common stock outstanding as a result of the Offer and the exercise of Private Warrants in connection with the warrants may depress the price of the Company’s common stock.

As a result of this Offer and the exercise of Private Warrants by Navios Holdings and Angeliki Frangou, the number of shares of the Company’s common stock outstanding and trading on the New York Stock Exchange will materially increase. This could adversely affect the prevailing market price of the Company’s common stock. The issuance of a large number of shares in connection with the warrant exercises could also create volatility in the market price of the Company’s common stock, which could prevent you from being able to sell the common stock at or above the price you paid in connection with the warrant exercise and/or impair the Company’s ability to raise capital through future sales of equity securities.

13.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer is a part. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that Public Warrant holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

The Company will assess whether it is permitted to make the Offer in all jurisdictions. If the Company determines that it is not legally able to make the Offer in a particular jurisdiction, the Company reserves the right to withdraw the Offer in that particular jurisdiction and the Company will inform Public Warrant holders of this decision. If the Company withdraws the Offer in a particular jurisdiction, the Offer will not be made to, or will amendments be accepted from or on behalf of the Public Warrant holders residing in that jurisdiction.

The Board of Directors of the Company recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and Public Warrant holders should consult with personal advisors if Public Warrant holders have questions about their financial or tax situation. The information about this Offer from the Company is limited to this document.

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,

Navios Maritime Acquisition Corporation
85 Akti Miaouli Street
Piraeus, Greece 185 38
(011) +30-210-4595000